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McMoRan Exploration Co. Announces Apparent
High Bids on 14 Blocks on the Shelf of the Gulf of Mexico

NEW ORLEANS, LA, June 22, 2012 – McMoRan Exploration Co. (NYSE: MMR) announced today the results of its participation in the Central Gulf of Mexico Lease Sale 216/222 held by the Bureau of Ocean Energy Management (BOEM) on June 20, 2012 in New Orleans, Louisiana.

McMoRan was the apparent high bidder on a total of 14 lease blocks on the outer Continental Shelf of the Gulf of Mexico.  Six of the 14 bids were sole bids by McMoRan and the remaining eight apparent high bids were made jointly with Chevron U.S.A. Inc.  McMoRan will pay approximately $3.1 million in bonuses for the leases.

The lease blocks are located in the Vermilion, South Timbalier, South Marsh Island and Eugene Island areas and are targeted in and around McMoRan’s current shallow water, ultra-deep exploration plays.  Additionally, certain wells drilled on these lease blocks if completed to depths exceeding 19,999 feet may receive royalty suspension volumes of 35 billion cubic feet of natural gas.

All apparent high bids are subject to a review process by the BOEM before they can be awarded.  If awarded, these leases will add over 65,000 gross acres to McMoRan’s leasehold inventory, which is approximately 900,000 gross acres currently, including over 200,000 gross acres associated with the shallow water, ultra-deep plays.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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